SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 February 12, 2008

Date of Report
(Date of Earliest Event Reported)

 SONOSITE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904
(Address of Principal Executive Offices)   (Zip Code)

 (425) 951-1200
(Registrant's Telephone Number, Including Area Code)

 None
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 12, 2008, the Board of Directors of SonoSite, Inc. ("Company") approved the Variable Incentive Bonus Plan (the "Plan"), an incentive compensation program for fiscal year 2008, which is designed to motivate, retain and reward the Company's executive officers based on the achievement of specified financial objectives.  The Plan's terms are substantially similar to the FY2007 Variable Incentive Bonus Plan that was filed on Form 8-K on February 13, 2007 except for the specified financial objectives, which are specific to FY2008.  Under the Plan, there are two bonus programs. The Corporate Program is based on achievement of revenue growth and EBIT(s). The Sales, General and Administrative (“SG&A”) Program is based upon achievement of revenue growth and the reduction of SG&A expense calculated as the percentage of revenue represented by the nonallocated direct and indirect selling expenses and all general and administrative expenses of the Company for FY 2008.

Participants eligible under the Plan are certain executive level employees designated by the Compensation Committee, including the following executive officers: Graham Cox, Tom Dugan, Kevin Goodwin, Mike Schuh and Kathy Surace-Smith.  Messrs. Goodwin and Schuh are participants in the Corporate Program, and Messrs. Dugan and Cox, and Ms. Surace-Smith are participants in the SG&A Program. Bonuses are calculated as a percentage of the participant's base salary and in any event cannot exceed for any one individual $2 million during fiscal year 2008.  The Company has the discretion to pay more or less than the full amount of any bonus otherwise earned under the Plan.  The attached Exhibit 10.1, incorporated herein by reference, is the form of Plan so approved.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

Description

10.1

SonoSite, Inc. FY2008 Variable Incentive Bonus Plan

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated:	February 15, 2008	By:	/s/ MICHAEL J. SCHUH

Michael J. Schuh Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	SonoSite, Inc. FY2008 Variable Incentive Bonus Plan